EXHIBIT 16.1

(Letterhead of Beard Miller Company LLP)

August 20, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 19, 2009, to be filed by our former client, Riverview Financial Corporation.  We agree with the statements made in response to the Item insofar as they related to our Firm.

Sincerely,

/s/ Beard Miller Company LLP